Exhibit 99.1

Twin Disc Announces First Quarter Results

MILWAUKEE, Wis., November 2, 2023 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN), today reported results for the fiscal 2024 first quarter ended September 29, 2023.

Fiscal First Quarter 2024 Highlights

●	Sales increased 13.7% year-over-year to $63.6 million
●	Gross margin of 26.2%, expanded 240 basis points despite one-time noncash charge of $3.1 million
●	Net loss attributable to Twin Disc was ($1.2) million and EBITDA* of $2.3 million
●	Significantly improved operating cash flow of $9.8 million compared to ($0.7) million in the year-ago period
●	Free cash flow* of $6.1 million compared to ($2.9) million in the year-ago period
●	Robust six-month backlog of $122.5 million supported by healthy ongoing demand
●	Board reinstates quarterly cash dividend of $0.04 per share

CEO Perspective

“We delivered impressive results in the first quarter, highlighted by double-digit revenue growth, robust margin expansion, and solid cash generation, giving us the confidence to reinstate our quarterly dividend. Thanks to the hard work of our global teams, we are capturing stable demand across product groups, boosted by increased activity in oil and gas markets in what is seasonally our slowest quarter.” commented John H. Batten, President and Chief Executive Officer of Twin Disc. “We are encouraged by our strong performance and upward trend in backlog this far in the fiscal year; however, the broader macroeconomic environment remains volatile, which has somewhat impacted our visibility. That said, our results have further strengthened our overall financial profile, enabling us to navigate through potential challenges while putting us on a path for sustained growth. We look forward to keeping this momentum up as the year moves on to create long-term value for all stakeholders,” concluded Mr. Batten.

First Quarter Results

Sales for the fiscal 2024 first quarter increased 13.7% year-over-year to $63.6 million, driven by demand for the Company’s Marine and Propulsion Systems and Land-Based Transmissions markets, and favorable product mix.

Sales by product group:

Product Group
(Thousands of $):	Q1 FY24 Sales	Q1 FY23 Sales	Change (%)
Marine and Propulsion Systems	$36,463	$29,336	24.3%
Land-Based Transmissions	18,577	15,938	16.6%
Industrial	5,685	7,031	-19.1%
Other	2,829	3,608	-21.6%
Total	$63,554	$55,913	13.7%

The company delivered 19% growth year-over-year in the Europe, North America, and Asia-Pacific regions. The proportion of total sales increased in the Europe and Asia-Pacific regions, with a relative decrease in North America.

Gross profit increased 25.1% to $16.6 million compared to $13.3 million for the first fiscal quarter of 2023. First quarter gross margin increased approximately 240 basis points sequentially to 26.2%, despite a one-time non-cash charge of $3.1 million related to the sale of our boat management system product line. This improvement reflects the benefit of prior pricing actions, continued easing of supply chain headwinds, a favorable product mix and successfully executing our operational playbook.

Marketing, engineering and administrative (ME&A) expense increased by $1.8 million, or 12.2%, to $16.9 million, compared to $15.1 million in the prior year quarter. The increased ME&A expense was primarily driven by the investment in resources to drive our hybrid electric strategy, the impact of inflation and currency translation.

Net loss attributable to Twin Disc for the quarter was ($1.2) million, or ($0.09) per diluted share, compared to net loss attributable to Twin Disc of ($1.4) million, or ($0.11) per share, for the first fiscal quarter of 2023. The year-over-year improvement was driven by favorable operating results, partially offset by the one-time non-cash charge related to the sale of a product line.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) increased by $1.7 million to $2.3 million in the first quarter, compared to $0.6 million in the first fiscal quarter of 2023.

On a consolidated basis, the backlog of orders to be shipped over the next six months is approximately $122.5 million, compared to $119.2 million at the end of the fourth fiscal quarter of 2023. As a percentage of six-month backlog, inventory decreased from 111.0% at the end of the fourth quarter to 103% at the end of the first fiscal quarter of 2024. Compared to the first fiscal quarter of 2023, cash increased 54.6% to $20.4 million and net debt* decreased $22.7 million to $1.2 million. The decrease was primarily attributable to net payoff of long-term debt.

CFO Perspective

Jeffrey S. Knutson, Vice President of Finance, Chief Financial Officer, Treasurer, and Secretary stated, “Commercial strength, along with disciplined management of inventory and backlog levels by our teams, helped contribute to our results this quarter, underscored by strong gross margin expansion despite the $3.1 million one-time noncash charge related to an asset sale. As supply chain headwinds have largely subsided and end market demand remains solid, we are well-positioned to continue driving profitable growth for Twin Disc, keeping us on track to meet our medium-term financial targets. The reinstatement of the cash dividend this quarter is a testament to the significant progress we have made toward those objectives. Looking ahead, we remain focused on leveraging our consistent free cash generation to advance our capital allocation priorities while driving our business forward.”

Discussion of Results

Twin Disc will host a conference call to discuss these results and to answer questions at 9:00 a.m. Eastern time on November 2, 2023. The live audio webcast will be available on Twin Disc’s website at https://ir.twindisc.com. To participate in the conference call, please dial (800) 715-9871 approximately ten minutes before the call is scheduled to begin. A replay of the webcast will be available at https://ir.twindisc.com shortly after the call until November 1, 2024.

About Twin Disc

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations, and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company’s product markets; foreign currency risks and other risks associated with the Company’s international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption “Risk Factors” in Item 1A of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

*Non-GAAP Financial Information

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definitions
Earnings before interest, taxes, depreciation and amortization (EBITDA) is calculated as net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses.

Net debt is calculated as total debt less cash.

Free cash flow is calculated as net cash provided (used) by operating activities less acquisition of fixed assets.

Investors:

Riveron

TwinDiscIR@riveron.com

Source: Twin Disc, Incorporated

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(In thousands, except per-share data; unaudited)

		As Adjusted
	September 29, 2023	September 30, 2022
Net sales	$63,554	$55,913
Cost of goods sold	43,818	42,616
Cost of goods sold - Sale of boat management system product line and related inventory	3,099	-
Gross profit	16,637	13,297

Marketing, engineering, and administrative expenses	16,917	15,090
Loss from operations	(280)	(1,793)

Other Income (expense):
Interest expense	(394)	(566)
Other income, net	137	347
	(257)	(219)
Loss before income taxes and noncontrolling interest	(537)	(2,012)

Income tax expense (benefit)	546	(688)
Net loss	(1,083)	(1,324)
Less: Net loss attributable to noncontrolling interest, net of tax	(90)	(98)
Net loss attributable to Twin Disc	$(1,173)	$(1,422)

Loss per share data:
Basic loss per share attributable to Twin Disc common shareholders	$(0.09)	$(0.11)
Diluted loss per share attributable to Twin Disc common shareholders	$(0.09)	$(0.11)

Weighted average shares outstanding data:
Basic shares outstanding	13,527	13,407
Diluted shares outstanding	13,527	13,407

Comprehensive income (loss)
Net loss	$(1,083)	$(1,324)
Benefit plan adjustments, net of income taxes of $5 and $9, respectively	(171)	(89)
Foreign currency translation adjustment	(3,036)	(6,290)
Unrealized (loss) gain on hedges, net of income taxes of $0 and $0, respectively	(216)	793
Comprehensive loss	(4,506)	(6,910)
Less: Comprehensive income attributable to noncontrolling interest	151	136
Comprehensive loss attributable to Twin Disc	$(4,657)	$(7,046)

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended
	September 29, 2023	September 30, 2022

Net loss attributable to Twin Disc	$(1,173)	$(1,422)
Interest expense	394	566
Income tax expense	546	(688)
Depreciation and amortization	2,488	2,140
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$2,255	$596

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	September 29, 2023	June 30, 2023

Current maturities of long-term debt	$2,002	$2,010
Long-term debt	19,655	16,617
Total debt	21,657	18,627
Less cash	20,428	13,263
Net debt	$1,229	5,364

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(In thousands; unaudited)

	For the Quarter Ended
	September 29, 2023	September 30, 2022
Net cash provided (used) by operating activities	$9,802	$(696)
Acquisition of fixed assets	(3,690)	(2,237)
Free cash flow	$6,112	$(2,933)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; except share amounts, unaudited)

	September 29, 2023	June 30, 2023
ASSETS
Current assets:
Cash	$20,428	$13,263
Trade accounts receivable, net	39,756	54,760
Inventories	126,236	131,930
Assets held for sale	4,559	2,968
Prepaid expenses	9,466	8,459
Other	8,763	8,326
Total current assets	209,208	219,706

Property, plant and equipment, net	40,065	38,650
Right-of-use assets operating leases	12,093	13,133
Intangible assets, net	11,517	12,637
Deferred income taxes	2,204	2,244
Other assets	2,894	2,811
Total assets	$277,981	$289,181

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,002	$2,010
Accounts payable	29,584	36,499
Accrued liabilities	60,632	61,586
Total current liabilities	92,218	100,095
.
Long-term debt	19,655	16,617
Lease obligations	9,896	10,811
Accrued retirement benefits	7,138	7,608
Deferred income taxes	3,150	3,280
Other long-term liabilities	5,749	5,253
Total liabilities	137,806	143,664

Twin Disc shareholders' equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	39,439	42,855
Retained earnings	119,126	120,299
Accumulated other comprehensive loss	(8,621)	(5,570)
	149,944	157,584
Less treasury stock, at cost (674,354 and 814,734 shares, respectively)	10,343	12,491

Total Twin Disc shareholders' equity	139,601	145,093

Noncontrolling interest	574	424
Total equity	140,175	145,517

Total liabilities and equity	$277,981	$289,181

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	For the Quarters Ended
		As Adjusted
	September 29, 2023	September 30, 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,083)	$(1,324)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	2,488	2,140
Gain on sale of assets	(16)	(42)
Loss on sale of boat management product line and related inventory	3,099
Restructuring expenses	(57)	(68)
Provision for deferred income taxes	97	(1,623)
Stock compensation expense and other non-cash changes, net	1,140	864
Net change in operating assets and liabilities	4,134	(643)

Net cash provided (used) by operating activities	9,802	(696)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant, and equipment	(3,690)	(2,237)
Proceeds from sale of fixed assets	-	2
Other, net	45	534

Net cash used by investing activities	(3,645)	(1,701)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangements	27,184	20,221
Repayments of revolving loan arrangements	(23,423)	(18,685)
Repayments of other long-term debt	(508)	(519)
Payments of finance lease obligations	(847)	(132)
Payments of withholding taxes on stock compensation	(1,763)	(168)

Net cash provided by financing activities	643	717

Effect of exchange rate changes on cash	365	2,373

Net change in cash	7,165	693

Cash:
Beginning of period	13,263	12,521

End of period	$20,428	$13,214